SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                      FORM 15

    Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                          Commission File Number: 33-62778

                               RC/ARBY'S CORPORATION
               (Exact name of registrant as specified in its charter)

                                1000 CORPORATE DRIVE
                           FORT LAUDERDALE, FLORIDA 33334
                                   (954) 351-5100
            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        9 3/4% SENIOR SECURED NOTES DUE 2000
              (Title of each class of securities covered by this Form)

                                        NONE
            (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  [ ]          Rule 12h-3(b)(1)(i)  [X]
            Rule 12g-4(a)(1)(ii) [ ]          Rule 12h-3(b)(1)(ii) [ ]
            Rule 12g-4(a)(2)(i)  [ ]          Rule 12h-3(b)(2)(i)  [ ]
            Rule 12g-4(a)(2)(ii) [ ]          Rule 12h-3(b)(2)(ii) [ ]
                                              Rule 15d-6           [ ]

        Approximate number of holders of record as of the certificate or notice date: NONE

        Pursuant to the requirements of the Securities Exchange Act of 1934, RC/Arby's Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    RC/ARBY'S CORPORATION



Date: March 31, 1999                By: CURTIS S. GIMSON
                                        Name: Curtis S. Gimson
                                        Title: Senior Vice President and General
                                                  Counsel and Secretary